Exhibit 99.1

American Campus Communities Inc. Reports First Quarter 2009 Financial Results

AUSTIN, Texas--(BUSINESS WIRE)--April 28, 2009--American Campus Communities Inc. (NYSE:ACC) today announced the following financial results for the quarter ended March 31, 2009.

Highlights

  Quarterly FFOM of $0.42 per fully diluted share compared to $0.38 FFOM for the same period prior year, which is in line with the company’s internal projections.
  Increased same store wholly-owned net operating income ("NOI") by 2.1 percent over the first quarter 2008.
  Increased same store wholly-owned occupancy to 96.4 percent as of March 31, 2009 compared to 95.5 percent for the same date prior year.
  Commenced the solicitation of interest process for the sale of a seven-property portfolio containing approximately 3,900 beds at various university markets across the country.
  Selected by the University of New Mexico in Albuquerque to begin the planning process for the development, ownership and operation of an American Campus Equity (ACE™) project. The project could include approximately 2,900 new beds in three phased components with initial targeted completion of the first phase scheduled for Fall 2011.
  Selected by Portland State University to begin the planning process for the development, ownership and operation of an ACE project. The mixed-use project could include approximately 1,000 beds with additional retail, office, and academic space with an anticipated project completion scheduled for Fall 2012.
  Selected by Arizona State University - West Campus to begin the planning process for the development, ownership and operation of an ACE project. The project could include the development of student housing in multiple phases.
  Increased total third-party management fees by 143 percent to $2.2 million over the same quarter prior year.

First Quarter 2009 Operating Results

Revenue for the 2009 first quarter totaled $77.7 million, up 87.6 percent from $41.4 million in the 2008 first quarter. Operating income for the quarter increased $5.2 million or 41.3 percent over the prior year first quarter primarily due to the GMH acquisition in June 2008 and the opening of Vista del Sol and Villas at Chestnut Ridge in August 2008. Net income for the 2009 first quarter totaled $0.3 million, or $0.01 per fully diluted share, compared with net income of $4.9 million, or $0.18 per fully diluted share, for the same quarter in 2008. Net income decreased over the prior year primarily due to additional interest, depreciation and amortization expense incurred for the GMH portfolio and the two properties that opened in August 2008. FFO for the 2009 first quarter totaled $20.8 million, or $0.47 per fully diluted share, and FFOM for the 2009 first quarter was $18.5 million, or $0.42 per fully diluted share. A reconciliation of FFO and FFOM to net income is shown on Table 3.

NOI for same store wholly-owned properties was $18.5 million in the quarter, up 2.1 percent from $18.1 million in the 2008 first quarter. Same store wholly-owned property revenues increased by 2.9 percent over the 2008 first quarter, consisting of a 3.4 percent increase in rental rates and a 0.5 percent increase in occupancy. These increases were partially offset by a decrease in other income largely due to a reduction in application and administrative fees. Same store wholly-owned expense growth of 3.9 percent over the 2008 first quarter was primarily due to increased marketing costs. NOI for the total wholly-owned property portfolio increased 97.9 percent to $36.1 million for the quarter from $18.2 million in the comparable period of 2008. For purposes of calculating property NOI, the company defines property NOI as property revenues less direct property operating expenses, excluding depreciation and unallocated corporate general and administrative expenses.

“As we discussed in the Company Initiatives section in our 2008 Annual Review video, our two main initiatives for the year are to create net asset value through the improved performance of the GMH portfolio and to make ACE our top investment priority,” said Bill Bayless, American Campus CEO. “With the GMH portfolio leasing 10 percent ahead of last year and four ACE awards already awarded in 2009, we have achieved significant momentum in accomplishing these goals. We are pleased with our performance this quarter and remain optimistic about the resiliency of our sector amid a recessionary environment.”

Subsequent to Quarter End

As of April 24, 2009, the company’s combined same store wholly-owned portfolio was 76.3 percent applied for and 72.9 percent leased compared to 74.7 percent applied for and 71.9 percent leased for the same date prior year. The same store ACC legacy portfolio was 80.1 percent applied for and 75.2 percent leased compared to 87.6 percent applied for and 82.0 percent leased for the same date one year ago. The GMH same store portfolio was 73.5 percent applied for and 71.5 percent leased compared to 62.8 percent applied and leased for the same date prior year.

The company acquired a 24-acre parcel of land directly adjacent to the University of Texas San Antonio campus for $4.5 million. The site is intended for future development and was funded with a consideration mix of cash and Operating Partnership units.

The company posted its 2008 Annual Review interactive video to its website www.studenthousing.com to give investors an inside look at 2008 achievements and company initiatives and culture.

Portfolio Update

Construction of Barrett Honors College, the second phase of a three-phase owned ACE development at Arizona State University, was 74 percent complete as of March 31, 2009. The 1,720-bed community is 81.6 percent applied for and pre-leased for the 2009-2010 academic year.

In January, the company delivered two of four buildings at The Highlands, a 796-bed third-party development on the campus of Edinboro University in Pennsylvania. The remaining buildings are scheduled for completion in August 2009.

Supplemental Information and Earnings Conference Call

Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.studenthousing.com. In addition, the company will host a conference call to discuss first quarter results and the 2009 outlook on Wednesday, April 29, 2009 at 11 a.m. EDT (10:00 a.m. CDT). To participate by telephone, call 800-510-9691 passcode 86337044 at least five minutes prior to the call.

To listen to the live broadcast, go to www.studenthousing.com or www.earnings.com at least 15 minutes prior to the call so that required audio software can be downloaded. Informational slides in the form of the supplemental analyst package can be accessed via the website. A replay of the conference call will be available beginning two hours after the end of the call until May 6, 2009 by dialing 888-286-8010 or 617-801-6888 passcode 83928140. The replay also will be available for 30 days at www.studenthousing.com and at www.earnings.com. The call will also be available as a podcast on www.REITcafe.com and on the company’s website shortly after the call.

Non-GAAP Financial Measures

As defined by NAREIT, FFO represents income (loss) before allocation to minority interests (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

As noted above, FFO excludes GAAP historical cost depreciation and amortization of real estate and related assets because these GAAP items assume that the value of real estate diminishes over time. However, unlike the ownership of our owned off-campus properties, the unique features of our ownership interest in our on-campus participating properties cause the value of these properties to diminish over time. For example, since the ground leases under which we operate the participating properties require the reinvestment from operations of specified amounts for capital expenditures and for the repayment of debt while our interest in these properties terminates upon the repayment of the debt, such capital expenditures do not increase the value of the property to us and mortgage debt amortization only increases the equity of the ground lessor. Accordingly, when considering our FFO, we believe it is also a meaningful measure of our performance to modify FFO to exclude the operations of our on-campus participating properties and to consider their impact on performance by including only that portion of our revenues from those properties that are reflective of our share of net cash flow and the management fees that we receive, both of which increase and decrease with the operating measure of the properties, a measure we refer to as FFOM.

The company defines property NOI as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.

About American Campus Communities

American Campus Communities Inc. is one of the largest developers, owners and managers of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management and operational management of student housing properties. American Campus Communities owns 86 student housing properties containing approximately 52,800 beds, with a minority interest in 21 joint venture properties containing 12,100 beds. Including its owned, joint venture and third-party managed properties, ACC’s total managed portfolio consists of 137 properties with approximately 87,600 beds. Additional information is available at www.studenthousing.com.

Forward-Looking Statements

This news release contains forward-looking statements, which express the current beliefs and expectations of management. Except for historical information, the matters discussed in this news release are forward-looking statements and can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” “may,” “might,” “plan,” “estimate,” “project,” “should,” “will,” “result” and similar expressions. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause our future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements.

Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including risks and uncertainties inherent in the national economy, the real estate industry in general and in our specific markets; the effect of terrorism or the threat of terrorism; legislative or regulatory changes, including changes to laws governing REITs; our dependence on key personnel whose continued service is not guaranteed; availability of qualified acquisition and development targets; availability of capital and financing; rising interest rates; rising insurance rates; impact of ad valorem and income taxation; changes in generally accepted accounting principles; and our continued ability to successfully lease and operate our properties. While we believe these forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be achieved. These forward-looking statements are made as of the date of this news release, and we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Table 1
American Campus Communities Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	March 31, 2009	December 31, 2008
Assets	(unaudited)

Investments in real estate:
Wholly-owned properties, net	$ 2,008,723	$ 1,986,833
On-campus participating properties, net	68,250	69,302
Investments in real estate, net	2,076,973	2,056,135

Cash and cash equivalents	26,196	25,600
Restricted cash	29,680	32,558
Student contracts receivable, net	4,113	5,185
Other assets	52,975	64,431

Total assets	$ 2,189,937	$ 2,183,909

Liabilities and equity
Liabilities:
Secured debt	$ 1,132,751	$ 1,162,221
Senior secured term loan	100,000	100,000
Unsecured revolving credit facility	78,300	14,700
Accounts payable and accrued expenses	26,465	35,440
Other liabilities	52,209	56,052
Total liabilities	1,389,725	1,368,413

Redeemable noncontrolling interests	24,571	26,286

Equity:
American Campus Communities, Inc. and Subsidiaries stockholders’ equity:
Common stock	423	423
Additional paid in capital	903,265	901,641
Accumulated earnings and distributions	(126,117)	(111,828)
Accumulated other comprehensive loss	(5,900)	(5,117)
Total American Campus Communities, Inc. and Subsidiaries stockholders’ equity	771,671	785,119
Noncontrolling interests	3,970	4,091
Total equity	775,641	789,210

Total liabilities and equity	$ 2,189,937	$ 2,183,909

Table 2
American Campus Communities Inc. and Subsidiaries
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	Three Months Ended March 31,
	2009	2008
Revenues:	(unaudited)
Wholly-owned properties	$ 67,332	$ 31,681
On-campus participating properties	6,874	6,744
Third-party development services	1,052	1,656
Third-party management services	2,242	922
Resident services	240	438
Total revenues	77,740	41,441

Operating expenses:
Wholly-owned properties	31,486	13,885
On-campus participating properties	2,030	2,295
Third-party development and management services	2,977	2,108
General and administrative	2,748	2,134
Depreciation and amortization	20,102	8,029
Ground/facility leases	552	359
Total operating expenses	59,895	28,810

Operating income	17,845	12,631

Non-operating income and (expenses):
Interest income	40	162
Interest expense	(15,886)	(6,979)
Amortization of deferred financing costs	(801)	(311)
Loss from unconsolidated joint ventures	(554)	(126)
Total nonoperating expenses	(17,201)	(7,254)

Income before income taxes and redeemable noncontrolling interests	644	5,377
Income tax provision	(135)	(60)
Redeemable noncontrolling interests	(54)	(306)
Net income	455	5,011
Net income attributable to noncontrolling interests	(178)	(102)
Net income attributable to American Campus Communities, Inc. and Subsidiaries	$ 277	$ 4,909

Net income per share attributable to American Campus Communities, Inc. and Subsidiaries common stockholders – basic and diluted	$ 0.01	$ 0.18

Weighted average common shares outstanding:
Basic	42,377,638	27,331,896
Diluted	44,031,602	29,161,145

Table 3
American Campus Communities Inc. and Subsidiaries
Calculation of FFO and FFOM
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended March 31,
	2009	2008
Net income	$ 277	$ 4,909
Noncontrolling interests	232	408
Loss from unconsolidated joint ventures	554	126
FFO from unconsolidated joint ventures (1)	(39)	(126)
Real estate related depreciation and amortization	19,732	7,848
Funds from operations (“FFO”)	20,756	13,165

Elimination of operations of on-campus participating properties and unconsolidated joint venture:
Net income from on-campus participating properties	(2,014)	(1,682)
Amortization of investment in on-campus participating properties	(1,090)	(1,069)
FFO from Hampton Roads unconsolidated joint venture (2)	236	126
	17,888	10,540
Modifications to reflect operational performance of on-campus participating properties:
Our share of net cash flow (3)	292	359
Management fees	323	308
Impact of on-campus participating properties	615	667
Funds from operations - modified for operational performance of on-campus participating properties (“FFOM”)	$ 18,503	$ 11,207
FFO per share - diluted	$ 0.47	$ 0.45
FFOM per share - diluted	$ 0.42	$ 0.38
Weighted average common shares outstanding - diluted	44,031,602	29,161,145

(1) Represents our share of the FFO from three joint ventures in which we are a minority partner. Includes the Hampton Roads Military Housing joint venture in which we have a minimal economic interest as well as our 10% minority interest in two joint ventures (the "Fidelity Joint Ventures") formed or assumed as part of the company's acquisition of GMH. For the three months ended March 31, 2009, ACC's 10% share of FFO and net operating income of the Fidelity Joint Ventures was $0.2 million and $0.7 million, respectively.

(2) Our share of the FFO from the Hampton Roads Military Housing unconsolidated joint venture is excluded from the calculation of FFOM, as management believes this amount does not accurately reflect the company's participation in the economics of the transaction.

(3) 50% of the properties’ net cash available for distribution after payment of operating expenses, debt service (including repayment principal) and capital expenditures. Represents amounts accrued for the interim periods.

CONTACT:
American Campus Communities Inc., Austin
Gina Cowart, 512-732-1000